EXHIBIT 18.1

April 30, 2018

Board of Directors
AK Steel Holding Corporation
9227 Centre Point Drive
West Chester, Ohio 45069

Ladies and Gentlemen:

The paragraphs under the caption “Adoption of New Accounting Principles” described in Notes 1 and 3 to the condensed consolidated financial statements of AK Steel Holding Corporation (the Company) included in its Form 10-Q for the three months ended March 31, 2018, describes a change in the method of accounting for inventory valuation from the last-in, first-out (LIFO) method to the average cost method. There are no authoritative criteria for determining a “preferable” inventory method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2017, and therefore we do not express any opinion on any financial statements of AK Steel Holding Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
Cincinnati, Ohio